Exhibit 15.3

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C 20549-7561

Our Ref: PC1

21 May 2024

Re: Carbon Revolution Public Limited Company

Dear Sir/Madam,

We have read the Item titled “16F. Change in Registrant’s Certifying Accountant.”, sub-section titled “The Company” of Carbon Revolution Public Limited Company’s Form 20-F, and have the following comment:

1.  We agree with the paragraph included in “Item 16F. Change in Registrant’s Certifying Accountant.”.

Yours sincerely,

/s/ EisnerAmper Audit Limited
EisnerAmper Audit Limited

EisnerAmper Audit Limited is an independent member of EisnerAmper Global Limited.
Directors: Alastair MacDonald FCA, Diarmaid O’Keeffe FCA, Frank Keane FCA, Patrick Cloran FCA, Paul Cahill FCCA, Cian Collins ACA, David Carroll CPA. Registered in Ireland, Company Number: 561070. EisnerAmper is a trademark of EisnerAmper Global Limited.